FOR IMMEDIATE RELEASE

Contact:	Richard L. Harbaugh
President and Chief Executive Officer
(308) 382-3136

EQUITABLE FINANCIAL CORP.
ANNOUNCES DECISION TO DEREGISTER ITS COMMON STOCK

May 27, 2008, Grand Island, Nebraska — Equitable Financial Corp. (OTCBB: EQFC) today announced that it plans to deregister its common stock and suspend its reporting obligations under the Securities Exchange Act of 1934 by filing a Form 15 with the Securities and Exchange Commission on May 30, 2008.

The Company expects the deregistration to be effective within 90 days after the filing of the Form 15. The Company’s obligations to file with the SEC certain reports and forms, including Form 10-K, Form 10-Q and Form 8-K, are suspended immediately as of the filing date of the Form 15 and will cease as of the effective date of the Form 15. The Company anticipates that its common stock will continue to be quoted on the OTC Bulletin Board after deregistration with the SEC to the extent market makers continue to make a market in its shares. No guarantee, however, can be made that trading will continue.

Richard L. Harbaugh, President and Chief Executive Officer, said “The decision by the board of the directors of the Company to deregister was made after careful consideration of the advantages and disadvantages of being a public company and the high costs and demands on management time arising from compliance with the many SEC and Sarbanes-Oxley requirements. We believe deregistration will be a significant benefit to the Company by reducing expenses and permitting management to focus its energies on operating the bank.”

Notwithstanding the Company’s decision to deregister, from the date the Company files the Form 15 through November 8, 2008 (the third anniversary of the Company’s initial public offering), the Company will post on its website disclosures that would otherwise be required to be filed on Form 8-K if the Company had not deregistered its common stock. In addition, as soon as practicable after mailing its proxy statement and annual report to stockholders for the 2008 annual meeting of stockholders, the Company will post both documents on its website.

Equitable Financial Corp. is the holding company for Equitable Bank and is headquartered in Grand Island, Nebraska. Equitable Bank operates five offices in Grand Island, Omaha and North Platte, Nebraska.

This press release may contain certain forward-looking statements which are based on management’s current expectations regarding economic, legislative and regulatory issues that may impact the Company’s earnings in future periods. Factors that could cause future results to vary materially from current management expectations include, but are not limited to, general economic conditions, changes in interest rates, deposit flows, real estate values and competition, changes in accounting principles, policies or guidelines, changes in legislation or regulation and other economic, competitive, governmental, regulatory and technological factors affecting the Company’s operations, pricing, products and services.